CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated November 18, 2015 on the financial statements and financial highlights of SCS Tactical Allocation Fund, a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the August 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 28, 2015